Exhibit 4.6

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Nielsen Holdings plc (“Nielsen”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), being its ordinary shares.

Description of Common Stock

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association (“Articles of Association”), which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read our Articles of Association and the applicable provisions of the UK Companies Act of 2006 (“UK Companies Act”) for additional information.

Issued and Authorized Share Capital

As of January 31, 2020, 356,368,888 ordinary shares, €0.07 par value per share (“Ordinary Shares”) were issued and outstanding. Nielsen has authority to allot a further 1,185,800,000 Ordinary Shares. Each outstanding Ordinary Share is fully paid and nonassessable.

Dividends And Distributions

Nielsen intends to continue the policy of making regular quarterly dividends on outstanding Ordinary Shares.

Subject to the UK Companies Act, Nielsen may by ordinary resolution of the shareholders in a general meeting declare dividends, and the board of directors may decide to pay interim dividends. A dividend must not be declared unless the board of directors has made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the board of directors.

Dividends may only be paid out of “distributable reserves”, defined as “accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital”. Nielsen is not permitted to pay dividends out of share capital, which includes share premiums. Realized reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. Nielsen is not permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares.

The directors may, with the prior authority of an ordinary resolution of the shareholders, decide that the payment of all or any part of a dividend be satisfied by transferring non-cash assets of equivalent value, including shares or securities in any company.

The Articles of Association also permit a scrip dividend scheme under which the directors may, with the prior authority of an ordinary resolution of Nielsen, allot to those holders of a particular class of shares who have elected to receive further shares of that class or Ordinary Shares, in either case credited as fully paid instead of cash, in respect of all or part of a dividend.

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If a shareholder owes any money to Nielsen in respect of any shares in Nielsen, the Nielsen board of directors may deduct any of this money from any dividend on the relevant shares, or from other money payable by Nielsen in respect of these shares. Money deducted in this way may be used to pay the amount owed to Nielsen in respect of the relevant shares.

Unclaimed dividends and other amounts payable by Nielsen can be invested or otherwise used by directors for the benefit of Nielsen until they are claimed under English law. All dividends remaining unclaimed for a period of twelve years after they first became due for payment will be forfeited and cease to be owing to the shareholder.

Voting Rights

The Articles of Association provide that, unless otherwise decided by the board of directors, a resolution put to the vote of a general meeting will be decided on a poll taken at the meeting. Subject to any rights or restrictions as to voting attached to any class of shares and subject to disenfranchisement (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, or (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares, on a poll taken at a meeting, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.

In the case of joint holders, the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by Nielsen.

Amendment To The Articles of Association

Under English law, shareholders may amend the Articles of Association by special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) at a general meeting.

The full text of the special resolution must be included in the notice of the meeting.

Winding Up

In the event of a voluntary winding up of Nielsen, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Nielsen, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, will determine.

The liquidator may not, however, distribute to a shareholder without his consent an asset to which there is attached a liability or potential liability for the owner.

Upon any such winding up, after payment or provision for payment of Nielsen’s debts and liabilities, the holders of Ordinary Shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in Nielsen’s assets remaining for distribution to the holders of Ordinary Shares.

Preemptive Rights And New Issues Of Shares

Under English law, the Nielsen board of directors is, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders in a general meeting or by the Articles of

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Association. In addition, English law requires the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e. par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which a further shareholder approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to Nielsen, include the Ordinary Shares and all rights to subscribe for or convert securities into such shares.

A provision in the Articles of Association authorizes the directors, for a period of up to five years from the date of the shareholder resolution granting such authorization, to (i) allot shares in Nielsen, or to grant rights to subscribe for or to convert or exchange any security into shares in Nielsen up to an aggregate nominal amount (i.e., par value) of €91 million and (ii) exclude preemptive rights in respect of such issuances for the same period of time. The authorization was passed on 6 August 2015 and will expire on 6 August 2020.  Should Nielsen propose to renew this authorization prior to its expiry, a resolution to that effect will be put to shareholders at its 2020 Annual General Meeting of Shareholders. Such renewal may be for a further 5 year period or such shorter period as is considered appropriate.

English law also prohibits an English company from issuing shares at a discount to nominal amount (i.e., par value) or for no consideration. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any Ordinary Shares, the nominal amount (i.e., par value) of the shares must be paid up in accordance with English law.

Disclosure Of Interests In Shares

English law gives Nielsen the power to serve a notice requiring any person whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any Ordinary Shares to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date the notice is sent can result in criminal or civil sanctions being imposed against the person in default.

Under the Articles of Association, if any shareholder, or any other person appearing to be interested in Ordinary Shares held by such shareholder, fails to give Nielsen the information required by the notice, then the Nielsen board of directors may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the notice in respect of those shares).

Alteration Of Share Capital/Repurchase Of Shares

Subject to the provisions of the UK Companies Act, and without prejudice to any relevant special rights attached to any class of shares, Nielsen may, from time to time:

  • increase its share capital by allotting and issuing new shares in accordance with the Articles of Association and any relevant shareholder resolution;

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• consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

• subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

• redenominate its share capital or any class of share capital.

English law prohibits Nielsen from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognised investment exchange”, which does not include the NYSE, which is the only exchange on which Nielsen’s shares are traded. In order to purchase its own shares, Nielsen must therefore obtain shareholder approval for “off-market purchases”. This requires that Nielsen shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such approval for additional five years terms may be sought more frequently. However, shares may only be repurchased out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose. A special resolution, approving the terms of contracts pursuant to which share repurchases are made by Nielsen was passed on 6 August 2015 and will expire on 6 August 2020.

Sinking Fund Provisions

There are no sinking fund provisions relating to any shares in the capital of Nielsen.

Transfer Of Shares

The Articles of Association allow holders of Ordinary Shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the UK Companies Act and is approved by the Nielsen board of directors. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

Nielsen (at its option) may or may not charge a fee for registering the transfer of a share or for making any other entry in the register. The Nielsen board of directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid, or a share on which Nielsen has a lien. If the Nielsen board of directors refuses to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with Nielsen with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

The Nielsen board of directors is authorized under the Articles of Association to establish such clearing and settlement procedures for the shares of Nielsen as they deem fit from time to time.

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Limitations on the Rights to Own Securities

Under English law, persons who are neither residents nor nationals of the U.K. may generally freely own, hold or exercise voting rights attaching to securities of Nielsen in the same manner and under the same terms as U.K. residents or nationals.

General Meetings And Notices

An annual general meeting will be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by not less than 14 clear days’ notice, unless a shorter notice is agreed to by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving that right. At least seven clear days’ notice is required for any meeting adjourned for 28 days or more or for an indefinite period.

The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the Articles of Association or the terms of allotment or issue of shares, are not entitled to receive notice), to the Nielsen board of directors, to the beneficial owners nominated to enjoy information rights under the UK Companies Act, and to the auditors. Under English law, Nielsen is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Nielsen board of directors whether within or outside of the UK.

Under English law, Nielsen must convene a general meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares). The directors must call the meeting requested by the shareholders within 21 days from the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting.

Quorum. The necessary quorum for a general shareholder meeting is two shareholders entitled to vote present in person or by proxy at the meeting, save that if Nielsen only has one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one shareholder present in person or by proxy.

Takeover Provisions

An English public limited company is potentially subject to the UK City Code on Takeovers and Mergers (the “Takeover Code”) if, among other factors, its place of central management and control is within the UK, the Channel Islands or the Isle of Man. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has confirmed that, based upon Nielsen’s current and intended plans for its directors and management, the Takeover Code (as currently drafted) does not apply to Nielsen. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Nielsen.

Exchange Listing

Our Common Stock is traded on the New York Stock Exchange under the trading symbol "NLSN."

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Transfer Agent

The transfer agent and registrar for Nielsen’s Common Stock is Computershare Trust Company, N.A.